EXHIBIT 99.1

Northern Technologies International Corporation Reports Increased Sales and Earnings for First Quarter Fiscal 2014

MINNEAPOLIS, Jan. 9, 2014 (GLOBE NEWSWIRE) -- Northern Technologies International Corporation (Nasdaq:NTIC) today reported its financial results for the three months ended November 30, 2013.

NTIC's consolidated net sales increased 19.2% during the three months ended November 30, 2013 compared to the three months ended November 30, 2012. During the three months ended November 30, 2013, 91.1% of NTIC's consolidated net sales were derived from sales of ZERUST® products and services, which increased 19.9% to $5,749,013 compared to the same prior fiscal year period due to increased demand from existing customers and the addition of new customers. NTIC's consolidated net sales for the three months ended November 30, 2013 included $390,610 of sales made to customers in the oil and gas industry compared to $128,697 for the three months ended November 30, 2012.

"Fiscal 2014 is off to a solid start. ZERUST® sales jumped almost 20% compared to the same period last year while at the same time our margins enjoyed a healthy boost. Overall, joint venture performance improved as well, bolstering both our competitive position and balance sheet," said G. Patrick Lynch, President and Chief Executive Officer of NTIC. "Robust demand for our expanded range of ZERUST® corrosion solutions from the manufacturing sector is expected to continue into the second quarter. Furthermore, Natur-Tec® bio-plastic products enjoyed healthy sales growth in North America and we already see demand increasing through our majority-owned Indian subsidiary that launched operations on December 1, 2013."

During the three months ended November 30, 2013, 8.9% of NTIC's consolidated net sales were derived from sales of Natur-Tec® products compared to 9.4% during the three months ended November 30, 2012. Net sales of Natur-Tec® products increased 12.8% compared to the three months ended November 30, 2012. This increase was due to increased sales to Natur-Tec® distributors in the United States as NTIC has continued to strengthen and expand its U.S. industrial distribution.

Cost of goods sold as a percentage of net sales decreased to 65.9% during the three months ended November 30, 2013 compared to 69.8% during the three months ended November 30, 2012 primarily as a result of start-up costs associated with a new customer recognized during the prior year period.

NTIC's equity in income of joint ventures increased 23.7% to $1,427,748 during the three months ended November 30, 2013 compared $1,154,296 during the three months ended November 30, 2012. Additionally, fees for services provided to joint ventures increased 14.3% to $2,109,648 during the three months ended November 30, 2013 compared $1,846,277 during the three months ended November 30, 2012. These increases were primarily a result of a 7.8% increase in total net sales of NTIC's joint ventures to $29,661,218 during the three months ended November 30, 2013 compared to $27,524,934 for the three months ended November 30, 2012. Total net sales of NTIC's joint ventures appear to be slightly improving from the depressed sales levels experienced as a result of the European economic slowdown over the past couple of years.

Mr. Lynch added, "Our ZERUST® Oil & Gas team has been exceptionally busy lately with multiple industry specific corrosion solutions. Some of our project managers have had to brave -40˚F in Canada to complete an installation one week, only to find themselves in +75˚F weather in the Caribbean for the next one. Our team continues to systematically target North American oil terminal operators as well as refineries, and anticipates that the pace will continue into the new calendar year."

NTIC's total operating expenses increased to $4,174,166 during the three months ended November 30, 2013 compared to $3,727,684 for the three months ended November 30, 2012. This increase was primarily the result of an increase in selling expenses, general and administrative expenses and expenses incurred in support of joint ventures, and overall reflected NTIC's efforts to support its new business efforts.

NTIC incurred $1,138,520 and $938,206 of expense during the three months ended November 30, 2013 and 2012, respectively, in connection with its research and development activities. These represent net amounts after being reduced by reimbursements related to certain research and development contracts. NTIC anticipates that it will spend between $3,800,000 and $4,000,000 in total during fiscal 2014 on research and development activities related to its new technologies.

Net income attributable to NTIC increased 120.4% to $858,586, or $0.19 per diluted common share, for the three months ended November 30, 2013 compared to $389,622, or $0.09 per diluted common share, for the three months ended November 30, 2012. This increase was primarily the result of increases in gross profit of NTIC's North American businesses and increases in joint venture operations.

NTIC's working capital was $13,222,558 at November 30, 2013, including $3,907,371 in cash and cash equivalents compared to $13,270,452 at August 31, 2013, including $4,314,258 in cash and cash equivalents. As of November 30, 2013, NTIC had a term loan with a principal amount of $914,384 outstanding from PNC Bank, National Association, which NTIC repaid in full on January 3, 2014.

Outlook

For the fiscal year ending August 31, 2014, NTIC expects its net sales to range between $27.5 million and $29.0 million and expects net income attributable to NTIC of between $4.1 million to $4.7 million, or between $0.95 and $1.05 per diluted common share.

Conference Call and Webcast

NTIC will host a conference call today at 8:00 a.m. Central Time to review its results of operations for the first quarter of fiscal 2014 and its future outlook, followed by a question and answer session. The conference call will be available to interested parties through a live audio webcast available through NTIC's website at www.ntic.com or http://ir.ntic.com/events.cfm where the webcast will be archived and accessible for at least 12 months. The dial-in number for the conference call is (877) 670-9779 and the confirmation code is 30378510.

About Northern Technologies International Corporation

Northern Technologies International Corporation develops and markets proprietary environmentally beneficial products and services in over 55 countries either directly or via a network of majority-owned subsidiaries, joint ventures, independent distributors and agents. NTIC's primary business is corrosion prevention marketed primarily under the ZERUST® brand. NTIC has been selling its proprietary ZERUST® rust and corrosion inhibiting products and services to the automotive, electronics, electrical, mechanical, military and retail consumer markets, for over 35 years, and in recent years has targeted and expanded into the oil and gas industry. NTIC offers worldwide on-site technical consulting for rust and corrosion prevention issues. NTIC's technical service consultants work directly with the end users of NTIC's products to analyze their specific needs and develop systems to meet their technical requirements. NTIC also markets and sells a portfolio of bio-based and biodegradable polymer resin compounds and finished products marketed under the Natur-Tec® brand.

Forward-Looking Statements

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such statements include NTIC's expectations regarding its financial guidance for fiscal 2014, anticipated research and development expense for fiscal 2014, anticipated demand for ZERUST® corrosion solutions from the manufacturing sector and oil and gas industry and anticipated demand for Natur-Tec® bio-plastic products, and other statements that can be identified by words such as "believes," "continues," "expects," "anticipates," "intends," "potential," "outlook," "will," "would," "should," "guidance" or words of similar meaning, the use of future dates and any other statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of NTIC's management and are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties include, but are not limited to, in no particular order: NTIC's dependence on the success of its joint ventures and fees and dividend distributions that NTIC receives from them; NTIC's relationships with its joint ventures and its ability to maintain those relationships; risks related to the European sovereign debt crisis, economic slowdown and political unrest; risks associated with NTIC's international operations; exposure to fluctuations in foreign currency exchange rates; the health of the U.S. and worldwide economies, including in particular the U.S. automotive industry; the level of growth in NTIC's markets; NTIC's investments in research and development efforts; acceptance of existing and new products; timing of NTIC's receipt of purchase orders under supply contracts; variability in sales to Petrobras and other customers and the effect on NTIC's quarterly financial results; increased competition; the costs and effects of complying with changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters; and NTIC's reliance on its intellectual property rights and the absence of infringement of the intellectual property rights of others. More detailed information on these and additional factors which could affect NTIC's operating and financial results is described in the company's filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K. NTIC urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, NTIC undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS AS OF NOVEMBER 30, 2013 (UNAUDITED)
AND AUGUST 31, 2013 (AUDITED)

	November 30, 2013	August 31, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 3,907,371	$ 4,314,258
Receivables:
Trade excluding joint ventures, less allowance for doubtful accounts of $30,000 at November 30, 2013 and $20,000 at August 31, 2013	3,627,987	3,329,995
Trade joint ventures	746,565	859,434
Fees for services provided to joint ventures	2,820,362	2,446,017
Income taxes	93,040	144,939
Inventories	5,429,207	5,111,549
Prepaid expenses	552,796	258,765
Deferred income taxes	467,548	467,548
Total current assets	17,644,876	16,932,505

PROPERTY AND EQUIPMENT, NET	5,372,969	5,323,612

OTHER ASSETS:
Investments in joint ventures	26,628,577	24,702,981
Deferred income taxes	1,034,212	1,034,212
Patents and trademarks, net	1,097,372	1,060,639
Other	—	—
Total other assets	28,760,161	26,797,832
Total assets	$ 51,778,006	$ 49,053,949

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Current portion of note payable	76,119	76,119
Accounts payable	2,381,805	1,830,729
Accrued liabilities:
Payroll and related benefits	1,686,029	1,277,942
Deferred joint venture royalties	288,000	288,000
Other	(9,635)	189,263
Total current liabilities	4,422,318	3,662,053

NOTE PAYABLE, NET OF CURRENT PORTION	838,265	857,295

COMMITMENTS AND CONTINGENCIES

EQUITY:
Preferred stock, no par value; authorized 10,000 shares; none issued and outstanding	—	—
Common stock, $0.02 par value per share; authorized 10,000,000 shares; issued and outstanding 4,434,837 and 4,432,036, respectively	88,697	88,641
Additional paid-in capital	11,858,718	11,701,942
Retained earnings	29,485,513	28,626,928
Accumulated other comprehensive income	824,967	316,161
Stockholders' equity	42,257,895	40,733,672
Non-controlling interest	4,259,528	3,800,929
Total equity	46,517,423	44,534,601
Total liabilities and equity	$ 51,778,006	$ 49,053,949

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED NOVEMBER 30, 2013 AND 2012

	Three Months Ended
	November 30, 2013	November 30, 2012
NET SALES:
Net sales, excluding joint ventures	$5,605,018	$4,770,387
Net sales, to joint ventures	704,082	521,360
Total net sales	6,309,100	5,291,747

Cost of goods sold	4,158,031	3,690,972
Gross profit	2,151,069	1,600,775

JOINT VENTURE OPERATIONS:
Equity in income of joint ventures	1,427,748	1,154,296
Fees for services provided to joint ventures	2,109,648	1,846,277
Total joint venture operations	3,537,396	3,000,573

OPERATING EXPENSES:
Selling expenses	1,318,886	1,171,095
General and administrative expenses	1,387,496	1,248,696
Expenses incurred in support of joint ventures	329,264	369,687
Research and development expenses	1,138,520	938,206
Total operating expenses	4,174,166	3,727,684

OPERATING INCOME	1,514,299	873,664

INTEREST INCOME	1,789	25,346
INTEREST EXPENSE	(13,670)	(6,474)

INCOME BEFORE INCOME TAX EXPENSE	1,502,418	892,536

INCOME TAX EXPENSE	198,000	134,000

NET INCOME	1,304,418	758,536

NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTEREST	445,832	368,914

NET INCOME ATTRIBUTABLE TO NTIC	$858,586	$389,622

NET INCOME ATTRIBUTABLE TO NTIC PER COMMON SHARE:
Basic	$0.19	$0.09
Diluted	$0.19	$0.09

WEIGHTED AVERAGE COMMON SHARES ASSUMED OUTSTANDING:
Basic	4,434,770	4,406,205
Diluted	4,552,669	4,440,436

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
THREE MONTHS ENDED NOVEMBER 30, 2013 AND 2012

	Three Months Ended
	November 30, 2013	November 30, 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,304,418	$758,536
Adjustments to reconcile net income to net cash used in operating activities:
Expensing of fair value of stock options vested	127,927	43,393
Depreciation expense	116,690	105,688
Amortization expense	21,434	17,445
Loss on disposal of assets	2,178	—
Loss on impairment of joint venture	50,000	—
Equity in income from joint ventures	(1,477,748)	(1,154,297)
Increase in allowance for doubtful accounts	10,000	—
Changes in current assets and liabilities:
Receivables:
Trade, excluding joint ventures	(302,098)	(205,361)
Trade, joint ventures	112,869	(207,957)
Fees for services provided to joint ventures	(374,345)	330,564
Income taxes	52,837	(196,635)
Inventories	(309,071)	(865,175)
Prepaid expenses and other	(293,493)	(151,029)
Accounts payable	546,639	24,296
Income tax payable	320	4,191
Accrued liabilities	203,699	22,201
Net cash used in operating activities	(207,744)	(1,474,140)

CASH FLOWS FROM INVESTING ACTIVITIES:
Dividends received from joint ventures	12,500	2,676,337
Additions to property and equipment	(166,299)	(67,165)
Effect of NTI Asean consolidation on cash	—	1,612,768
Additions to patents	(58,639)	(68,665)
Net cash (used in) provided by investing activities	(212,438)	4,153,275

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of note payable	(19,030)	(19,030)
Dividend received by non-controlling interest	—	(72,842)
Proceeds from employee stock purchase plan	21,255	28,938
Proceeds from exercise of stock options	7,650	102,815
Net cash provided by financing activities	9,875	39,881

EFFECT OF EXCHANGE RATE CHANGES ON CASH:	3,420	(37,527)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(406,887)	2,681,489
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	4,314,258	4,137,547

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$3,907,371	$6,819,036

CONTACT: Investor and Media Contacts:
         Matthew Wolsfeld, CFO
         NTIC
         (763) 225-6600